                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                 T-NETIX, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

        -----------------------------------------------------------------------

   (2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

        -----------------------------------------------------------------------

   (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

        -----------------------------------------------------------------------

   (4)  PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

        -----------------------------------------------------------------------

   (5)  TOTAL FEE PAID:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 T-NETIX, INC.
                             67 INVERNESS WAY EAST
                           ENGLEWOOD, COLORADO 80112
                                 (303) 790-8023

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 28, 2001

To the Stockholders of T-NETIX, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of T-NETIX, Inc., a Colorado corporation (the "Company"), will be held on Thursday, June 28, 2001, at 10:00 a.m. local time at the Omni Mandalay Hotel, 221 East Las Colinas Blvd., Irving, Texas for the following purposes:

          1. To elect three directors of the Company to hold office until the 2004 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

          2. To approve the 2001 Stock Option Plan;

          3. To approve the reincorporation of the Company as a Delaware corporation;

          4. To ratify the selection of KPMG LLP, independent auditors, as auditors of the Company for the year ending December 31, 2001; and

          5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The names of the nominees for directors are set forth in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on May 28, 2001, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

     A copy of the Company's 2000 Annual Report to Stockholders, which includes the Company's consolidated financial statements, was mailed with this Notice on or about June 1, 2001, to all stockholders of record on the record date. The Company's Annual Report on Form 10-K to the Securities and Exchange Commission may be obtained without charge upon written request directed to the Secretary of the Company at the address above. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

     Whether or not you expect to attend the Annual Meeting, you should complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope. The proxy card must be signed and returned in order to be counted.

                                            By Order of the Board of Directors,

                                                   /s/ JOHN GIERSCHER
                                            ------------------------------------
                                                       John Gierscher
                                               Assistant Corporate Secretary

Englewood, Colorado
June 1, 2001

                                 T-NETIX, INC.
                             67 INVERNESS WAY EAST
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 2001

INTRODUCTION

     This Proxy Statement is furnished to the stockholders of T-NETIX, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on Thursday, June 28, 2001 at 10:00 a.m. local time at the Omni Mandalay Hotel, 221 East Las Colinas Blvd., Irving, Texas, and at any adjournments thereof. The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials were mailed on or about June 1, 2001, to the stockholders of record at the close of business on May 28, 2001 (the "Record Date").

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of the Company's common stock (the "Common Stock"). The Company has arranged for Corporate Stock Transfer, Inc. to serve as its agent to coordinate and oversee the return of proxy cards.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 14,999,151 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on all matters on which stockholders may vote. There is no cumulative voting in the election of directors.

     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting. Attendance in person or by proxy of holders of a majority of the outstanding Common Stock is required for a quorum at the Annual Meeting. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as shares that are present for purposes of determining the presence of a quorum, but not be considered as present and entitled to vote with respect to that matter.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is exercised. It may be revoked by (1) filing a written notice of revocation with the Assistant Secretary of the Company at the Company's principal executive offices, 67 Inverness Drive East, Suite 100, Englewood, Colorado 80112, (2) duly executing and delivering a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

SUMMARY OF PROPOSALS

     Stockholders will be asked to vote upon the following proposals at the Annual Meeting:

          (a) Election of the following three persons to the Board of Directors:
     Daniel J. Taylor, Richard E. Cree and Thomas E. Larkin.

          (b) Approval of 2001 Stock Option Plan.

          (c) Approval of reincorporation in Delaware.

          (d) Ratification of the selection of KPMG LLP as independent auditors for the Company for 2001.

The proxies will be voted, unless authority to do so is withheld, to (i) elect the three nominees recommended by the Board, (ii) to approve the 2001 Stock Option Plan; (iii) to approve the reincorporation of the Company as a Delaware corporation; and (iv) to ratify the selection of KPMG LLP as the Company's auditors for 2001.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages (as of December 31, 2000), positions with the Company and the business experience over the past five years of each of the directors and executive officers is set forth below. Each director has served continuously with the Company since the date indicated below.

                                                                                       TERM TO
NAME                                AGE              POSITION(S)               SINCE    EXPIRE
----                                ---              -----------               -----   --------
Daniel M. Carney..................  69    Chairman and Director                1991      2002
Robert A. Geist...................  60    Director (2)                         1994      2002
James L. Mann.....................  66    Director (2)                         1995      2002
Martin T. Hart....................  64    Director (1)                         1997      2003
John H. Burbank, III..............  37    Director (1)                         1999      2003
Daniel J. Taylor..................  57    Director (1)                         1999      2001
W.P. Buckthal.....................  73    Director (2)                         1999      2003
B. Holt Thrasher..................  40    Director                             1999      2003
Richard E. Cree...................  51    Director and EVP Corporate           1999      2001
                                            Development
Thomas E. Larkin..................  42    CEO and President                    2000       N/A
Scott Spiek.......................  36    EVP Technology and Engineering       2000       N/A
Nancy K. Lee......................  43    EVP Billing and Regulatory           2000       N/A
Kenneth R. Stibler................  42    EVP Operations                       2000       N/A
John Gierscher....................  54    Corporate Controller and Asst.       2000       N/A
                                            Secretary

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee

     Mr. Carney has served as a director of the Company since 1991 and as Chairman since 1998. Since 1997, Mr. Carney has been a private investor. He co-founded Pizza Hut, Inc. in 1958 and served as Chairman of the Board until 1975 and as a director through 1977 when Pizza Hut was acquired by PepsiCo, Inc.

     Mr. Geist has served as a director of the Company since August 1994. Since 1979, he has been Chairman of the Board and Chief Executive Officer of Rage Administrative & Marketing Services, Inc., a management company for Pizza Hut franchises. Since 1991, he has been a director of Beauty Warehouse, Inc. (a franchisor of beauty salons and professional beauty products).

     Mr. Mann became a director of the Company in September 1995. Since 1986, Mr. Mann has been the Chairman and Chief Executive Officer of SunGard Data Systems, Inc., a provider of proprietary application software systems and processing services for investment support activities and a provider of computer disaster recovery services. From 1983 to 1986 he was SunGard's President and Chief Operating Officer. From 1981 to 1983 he was President of Bradford National Corporation, a computer services and software concern.

     Mr. Hart has served as a director of the Company since 1997. Mr. Hart is a Denver-based businessman and investor. Mr. Hart serves as a director of P.J. America, a food service company, Pacific National Financial Group, a bank holding company, MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, an investment company, Optical Securities Corporation, a manufacturer of security systems, Ardent Software, Inc., a data management company, and Schuler Homes, Inc., a real estate development company.

     Mr. Burbank has served as a director of the Company since February 1999. Since 1999, Mr. Burbank has been the Director of Research at St. Claire Capital, a hedge fund. From 1996 to 1999, Mr. Burbank was the

Director of Research at ValueVest Management Co., a global value hedge fund. From 1993 to 1994 Mr. Burbank was a joint venture partner in Odwalla, Inc., a fresh juice company. Mr. Burbank holds an MBA from Stanford Graduate School of Business and a B. A. from Duke University.

     Mr. Taylor has served as a director of the Company since February 1999. Since 1996 Mr. Taylor has been a private investor. From 1993 to 1996, Mr. Taylor was Chairman of the Board of Advantage Companies, Inc., a holding company with subsidiaries that operated rental-purchase stores. From 1977 to 1992, Mr. Taylor was Chairman of the Board of various Pizza Hut franchise companies, in addition, Mr. Taylor served as the Senior Vice President of Finance for Pizza Hut, Inc.

     Mr. Buckthal has served as a director of the Company since June 1999. Mr. Buckthal has been an independent geologist and oil and gas producer in Amarillo, Texas for the past 35 years. Prior to that, he was a geologist for Hamilton Brothers for three years and for Texaco for ten years. He is a member of the American Association of Petroleum Geologists and has been active in that organizations' Division of Professional Affairs, including serving as national board secretary. He has also served on the Alumni Advisory Counsel of the School of Geology and Geophysics at the University of Oklahoma. After serving two years in the Navy during World War II, Mr. Buckthal attended the University of Oklahoma and received a BS degree in geology.

     Mr. Thrasher has served as a director of the Company since June 1999. Mr. Thrasher is a managing director of Broadview International, LLC, an investment banking firm. Mr. Thrasher oversees the Communications Software and Telecommunications Services practice of Broadview. Before joining Broadview, Mr. Thrasher was a consultant with Omnipoint, a PCS service provider and developer of wireless communications equipment. Earlier, he was a vice president at Smith Barney and prior to that an associate at Brown Brothers Harriman, both investment banking firms. Mr. Thrasher serves as a director of SignalSoft Corporation, a wireless location service provider and the Kairos Foundation, a non-profit organization. Mr. Thrasher holds a MBA degree from the International Institute of Management Development in Lausanne, Switzerland and a B.A. degree from Colby College.

     Mr. Cree served as Chief Operating Officer of the Company from June 1999 through March 2000, and has been a director of the Company since June 1999. From 1989 to 1999, Mr. Cree was the Chief Executive Officer and President of Gateway Technologies, Inc. From 1982 to 1988, Mr. Cree was Executive Vice President of American Republic Bancshares, a bank holding company based in New Mexico. From 1971 to 1982, Mr. Cree served as President and Chief Executive Officer of C-Five, a telecommunications company specializing in the manufacture and development of peripheral telecommunications equipment.

     Mr. Larkin has served as the President of the Company since March 2000. From 1999 to 2000 he served as Executive Vice President of Sales. From June 1997 to 1999 Mr. Larkin was the Vice President Government and Carrier Relations with Rostelsat Jupiter Investments, an international trade broker. From January 1997 to June 1997 Mr. Larkin was Regional Sales Manager for Palmer Wireless, a wireless communications services company. From 1992 to 1997 Mr. Larkin was the Director of Business Development and Government Sales for Ramoil Management Company, a international trade broker. From 1991 to 1992 Mr. Larkin was Director of National Accounts for Nextel Communications, a wireless communications services company. From 1983 to 1991 Mr. Larkin served in varying positions including General Manager for McCaw Cellular Communications, a wireless communications services company.

     Mr. Spiek has served as executive Vice President Technology and Engineering of the Company since April 2000. Prior to joining the Company, he spent 14 years in various leadership positions with U S WEST Internet Services (now known as Qwest), Cellular One, USA.net/telephone Express and Airtouch Cellular. Management responsibilities included numerous telecommunications projects, strategic product planning, network equipment and facilities design, ISP platform and Point of Presence buildout, telecommunications switching center buildout and cellular switch and base station buildout. Ms. Lee has served as Executive Vice President Billing and Regulatory of the Company since April 2000. Ms. Lee, prior to the merger with T-NETIX, served in various management positions with Gateway Technologies since 1990. Ms. Lee is also a Certified Public Accountant and her prior experience included over ten years in various accounting roles in private industry.

     Mr. Stibler has served as Executive Vice President Operations of the Company since May 2000. Prior to joining the Company, he spent twenty years in telecommunications management positions. The majority of his career with Pacific Telesis Group and their spin-off, Vodafone AirTouch, in general management and director of sales and marketing positions. From July 1993 to January 1996 he served as Director of Sales and Marketing, then as General Manager from January 1996 until March 1998 at Vodafone AirTouch.

     Mr. Gierscher has served as Corporate Controller of the Company since May 2000 and assistant secretary since December 2000. Prior to joining the Company, he spent over twenty years in accounting and financial positions in various industries. He has held management positions in several corporations, most recently as Chief Financial Officer of Random Access, Inc. from May 1989 to April 1996.

BOARD AND COMMITTEE MEETINGS

     During 2000, the Board met on 7 occasions (4 regular meetings and 3 special meetings). All other actions taken by the Board during 2000 were accomplished by means of unanimous written consent. During 2000 all directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they were members except for Mr. Thrasher who attended 71% of the meetings and Mr. Taylor who attended 70% of the meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee reviews the results and scope of the annual audit and other accounting related services, oversees the Company's internal financial control systems and procedures, reviews and approves the Company's financial statements, and coordinates and approves the activities of the Company's auditors. The Audit Committee, which is currently comprised of Mr. Hart (Chairman), Mr. Taylor and Mr. Burbank, met 3 times during 2000, of which two were attended by KPMG LLP, the Company's independent auditors. All members of the Audit Committee are directors, but not officers or employees of the Company. See "Report by Audit Committee."

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. See "Report by Compensation Committee on Executive Compensation." The committee is currently comprised of Mr. Mann (Chairman), Mr. Buckthal, and Mr. Geist. The Compensation Committee met one time during 2000.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives:

     - $1,000 for each regular meeting of the Board attended;

     - stock options for 20,000 shares of Common Stock upon initial selection to the Board pursuant to the Company's Non-Qualified Stock Option Plan (the "NQSO Plan").

     Directors who are also employees of the Company do not receive compensation for their service on the Board. The Company also provides directors' and officers' liability insurance and indemnity agreements for its directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The three members of the Compensation Committee, Messrs. Mann, Buckthal and Geist, have no interlocking relationships as defined by rules and regulations of the Securities and Exchange Commission. The Compensation Committee determined the compensation for the Company's chief executive officer for 2000 and granted stock options in 2000 under the Company's stock option plans. See "Stock Option Plans."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of May 28, 2001, there were 14,999,151 shares of Common Stock outstanding held of record by xxx stockholders. The following table sets forth as of May 28, 2001, the number and percentage of outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock, (b) each current director of the Company, (c) each executive officer named in the Executive Compensation table on page 6, and (d) all directors and executive officers of the Company as a group. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of May 28, 2001 are deemed outstanding for computing the percentage ownership of the person holding the options.

NAME AND ADDRESS                                     AMOUNT AND NATURE      PERCENT OF OUTSTANDING
OF BENEFICIAL OWNER                               OF BENEFICIAL OWNERSHIP        COMMON STOCK
-------------------                               -----------------------   ----------------------
Daniel M. Carney................................         1,886,640(1)                12.6%
  Tallgrass Executive Park
  Building 1900
  8100 East 22nd Street North
  Wichita, KS 67226
W.P. Buckthal...................................           663,856(2)                 4.4%
Richard E. Cree.................................           569,120(3)                 3.8%
Robert A. Geist.................................           310,000(4)                 2.1%
Daniel J. Taylor................................           559,767(5)                 3.7%
Martin T. Hart..................................            60,000(6)                   *
James L. Mann...................................            21,900(7)                   *
John H. Bubank, III.............................            14,450(8)                   *
B. Holt Thrasher................................             9,200(9)                   *
Thomas E. Larkin................................            75,000(10)                  *
Scott Spiek.....................................             3,125(11)                  *
Kenneth R. Stibler..............................                --                     --
All executive officers and directors of the
  Company as a group (15 persons)...............         3,780,260(12)               27.7%

---------------

  *  Less than 1.0%.

 (1) Includes (i) 25,000 shares issuable pursuant to warrants exercisable within 60 days of May 28, 2001; and (ii) 20,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (2) Includes 5,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (3) Includes (i) 62,559 shares owned by family trusts for which Mr. Cree is Trustee; and (ii) 196,046 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (4) Includes 20,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (5) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (6) Includes 15,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (7) Includes 20,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (8) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

 (9) Includes 5,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

(10) Includes 55,000 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

(11) Includes 3,125 shares issuable pursuant to options exercisable within 60 days of May 28, 2001.

(12) Includes 405,475 shares issuable pursuant to options and warrants exercisable within 60 days of May 28, 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning all compensation received for services rendered for the fiscal years ended December 31, 2000, 1999 and 1998 for the Company's Chief Executive Officer, and by executive officers who were serving as executive officers at the end of 2000 and other highly compensated non-executive officers, each of whose total annual salary and bonus exceeded $100,000. No restricted stock awards, long-term incentive plan payouts or stock appreciation rights ("SARS") were granted to Mr. Larkin, Mr. Schopp, Mr. Cree, Mr. Spiek, , and Mr. Stibler in such years.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                              -------------
                                                   ANNUAL COMPENSATION         SECURITIES
                                     FISCAL   -----------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION(8)        YEAR     SALARY    BONUS(2)    OTHER    STOCK OPTIONS
------------------------------       ------   --------   --------   -------   -------------
Thomas E. Larkin..................    2000    $176,000   $30,000    $    --      185,000
  Chief Executive Officer(3)          1999    $ 56,000   $21,000    $15,000       35,000
                                      1998    $     --   $    --    $    --           --
Alvyn A. Schopp...................    2000    $160,000   $    --    $69,000      322,000
  Chief Executive Officer(4)          1999    $180,000   $    --    $    --           --
                                      1998    $167,000   $17,000    $    --      100,000
Richard E. Cree...................    2000    $190,000   $    --    $    --       20,000
  EVP Business Development            1999    $187,000   $    --    $    --       20,000
                                      1998    $175,000   $    --    $    --       38,119
Scott Spiek(5)....................    2000    $135,000   $24,000    $21,000       55,000
  EVP Technology and Engineering      1999    $ 11,000   $    --    $13,000       12,500
                                      1998    $     --   $    --    $    --           --
Kenneth R. Stibler(6).............    2000    $ 90,000   $32,000    $    --       35,000
  EVP Operations                      1999          --        --    $    --           --
                                      1998          --        --    $    --           --

---------------

(1) With respect to each of the individuals named in the Summary Compensation Table, the aggregate amount of perquisites and other personal benefits received did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each individual, except for those specifically noted.

(2) Bonuses, if applicable, were paid pursuant to Management Incentive Programs described below under "Management Incentive Programs".

(3) Mr. Larkin was hired in July 1999 and was appointed CEO in November 2000.

(4) Mr. Schopp resigned as CEO in August 2000. The separation agreement called for a one-time payment of $69,000. Pursuant to his separation agreement the company also cancelled existing incentive stock options for 322,000 shares and issued non-qualified stock options for 322,000 shares under the same economic terms.

(5) Mr. Spiek was hired in November 1999 and has an annual salary of $165,000.

(6) Mr. Stibler was hired in April 2000 and has an annual salary of $150,000.

STOCK OPTION PLANS

     The Company's 1993 Incentive Stock Option Plan, adopted by the Company on May 1, 1993 and the Company's 1991 Incentive Stock Option Plan, adopted by the Company on January 10, 1991, (together, the "ISO Plans") provide that options for Common Stock may be granted to such key employees, including officers and directors who are also employees, of the Company or its subsidiaries whom the Board of Directors deems to be important to the future of the Company or its subsidiaries. The NQSO Plan adopted by the Company on January 10, 1991, provides that options for Common Stock may be granted to eligible employees, officers and directors of the Company or its subsidiaries. The period for which an option is granted under all three plans may not exceed ten years from the date of the grant. In general, an optionee may not exercise any part of an option granted under the two incentive plans unless the optionee has been in the continuous employment of the Company or a subsidiary at all times from the date of the grant until the date three months prior to the date of exercise. The Board of Directors determines the option price per share at the time and option is granted and the option price cannot be less than 100 percent of the fair market value of the Common Stock on the date of grant. Currently, there are 3,850,000 shares authorized for grant pursuant to the three plans. Of this amount, as of May 28, 2001, options for 2,171538 shares of Common Stock are outstanding.

     The Board may amend these plans at any time but may not, without shareholder approval, adopt any amendment that would (i) materially increase the benefits accruing to the participants, (ii) materially modify the eligibility requirements, or (iii) increase the maximum number of shares which may be issued under each plan.

     The following table sets forth information concerning stock options granted to each of the named executive officers during 2000 and the potential realizable value for the stock options based on future appreciation assumptions.

                             OPTION GRANTS IN 2000

                                       PERCENT                              POTENTIAL REALIZABLE VALUE
                         NUMBER OF     OF TOTAL                              AT ASSUMED ANNUAL RATES
                         SECURITIES    OPTIONS                             OF STOCK PRICE APPRECIATION
                         UNDERLYING   GRANTED TO   EXERCISE                     FOR OPTION TERM(1)
                          OPTIONS     EMPLOYEES    OR BASE                  POTENTIAL REALIZABLE VALUE
                          GRANTED     IN FISCAL     PRICE     EXPIRATION   ----------------------------
NAME                        3(#)         YEAR       ($/SH)       DATE        0%        5%        10%
----                     ----------   ----------   --------   ----------   -------   -------   --------
Thomas E. Larkin.......   185,000       27.3%       $6.31        4/4/10    $    --   $58,395   $116,791
Richard E. Cree........    20,000        3.0%       $4.81       6/14/10    $    --   $ 4,813   $  9,626
Scott Spiek............    45,000       76.7%       $3.69        9/1/10    $    --   $ 8,298   $ 16,596
                           10,000        1.5%       $2.25      11/16/10    $    --   $ 1,125   $  2,250
                            2,000        0.3%       $2.06      12/29/01    $    --   $   206   $    413
Kenneth R. Stibler.....    35,000        5.2%       $3.69        9/1/10    $    --   $ 6,454   $ 12,908
                            7,000        1.0%       $2.06      12/29/10    $    --   $   722   $  1,444
Alvyn A. Schopp(2).....    50,000          --       $3.25       8/23/03    $18,750   $27,813   $ 36,875
                          100,000          --       $5.00      12/31/08    $    --   $    --   $     --
                           65,000          --       $5.50       8/15/04    $    --   $    --   $     --
                           75,000          --       $7.25       12/7/05    $    --   $    --   $     --
                           32,000          --       $7.25       8/23/06    $    --   $    --   $     --

---------------

(1) Amounts reported in these columns show hypothetical gains that may be realized upon exercise of the options assuming that market price of Common Stock appreciates at the specified annual rates of appreciation, compounded annually over the terms of the options. These numbers are calculated based upon rules promulgated by the SEC. Actual gains, if any, depend on the future performance of Common Stock and overall market conditions.

(2) Granted pursuant to a separation agreement. As part of the separation agreement, the Company cancelled existing incentive stock options for 322,000 shares and issued non-qualified stock options for 322,000 shares under the same economic terms.

     The following table sets forth information about the number and value of unexpired stock options held at December 31, 2000 by each named officer.

         AGGREGATED OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES

                                                          NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS AT FISCAL             OPTIONS AT FISCAL
                              SHARES       VALUE            YEAR END (#)                 YEAR END($)(1)
                           ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
NAME                       EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ------------   --------   -----------   -------------   -----------   -------------
Thomas E. Larkin.........       --           --         55,000        165,000        $    --         $ --
Richard E. Cree..........       --           --        196,046         20,000        $79,749         $ --
Scott Spiek..............       --           --          3,125         66,375        $    --         $ --
Kenneth R. Stibler.......       --           --             --         42,000        $    --         $ --
Alvyn A. Schopp..........       --           --        272,000         50,000        $    --         $ --

---------------

(1) Represents the difference between option exercise price and the closing sales price per share of the Common Stock as quoted on Nasdaq on December 29, 2000 ($2.06 per share).

MANAGEMENT INCENTIVE PROGRAMS

     In 1999, the Board of Directors adopted the 2000 Management Incentive Program (covering fiscal 2000) by readopting the basic terms as the prior year Management Incentive Program with new performance targets.

     In 1998, the Board of Directors adopted the 1999 Management Incentive Program (covering fiscal 1999) by readopting the basic terms as the prior year Management Incentive Program with new performance targets.

     In 1997, the Board adopted the 1998 Management Incentive Program (covering fiscal 1998) which provided that certain employees of the Company will be rewarded for achieving specific individual and Company objectives. The 1998 Management Incentive Program rewarded individuals for Company performance targets based on revenue and earnings before interest and taxes (subject to adjustment for extraordinary events).

EMPLOYMENT AGREEMENTS

     In connection with the merger with Gateway, the Company entered into an employment agreement with Mr. Cree. The term of the agreement is three years, and it provides for a base annual salary of $190,000. In addition, over a two-year period Mr. Cree will receive options to purchase a total of 60,000 shares of Common Stock, and will receive vacation time and other benefits commensurate with this position. Mr. Cree will not receive compensation for his participation on the Board of Directors of the Company or any of its subsidiaries. Under the employment agreement, the Company may terminate Mr. Cree's employment at any time, with or without "cause" (as defined in the employment agreement.) If, during the term of the employment agreement, Mr. Cree is terminated without cause, or is terminated because of a change of control of the Company, he will receive certain benefits. As part of the employment agreement, Mr. Cree has agreed not to disclose confidential information about the Company to any third party, and not to compete against the Company, in each case for the duration of his employment with the Company plus three years.

     The Company entered into an employment agreement with Mr. Larkin in March 2000. The term of the agreement is three years, and it provides for a base annual salary of $180,000. In addition, over a two-year period Mr. Larkin will receive options to purchase a total of 185,000 shares of Common Stock, and will receive vacation time and other benefits commensurate with this position. Under the employment agreement, the Company may terminate Mr. Larkin's employment at any time, with or without "cause" (as defined in the employment agreement.) If, during the term of the employment agreement, Mr. Larkin is terminated without cause, or is terminated because of a change of control of the Company, he will receive certain benefits. As part of the employment agreement, Mr. Larkin has agreed not to disclose confidential information about the Company to any third party, and not to compete against the Company, in each case for the duration of his employment with the Company plus three years.

         REPORT BY THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee recognizes that the success of the Company, including its ability to expand its service offerings and its markets and to maintain existing contracts and customer relationships, is dependent on the performance of its employees. As a result, the Compensation Committee has adopted the following executive compensation policies:

     - The Company's executive compensation policies should balance the long-term and short-term goals of the Company. They should encourage growth and yet reward current profitability.

     - Base salaries should be at or close to market but salaries should be enhanced by bonus plans and stock option incentives to meet or exceed Company goals, should reward both group and individual performances, and should be flexible in their design and application.

     - Stock options should be awarded to reward performance and to align executives' interests with those of shareholders.

     The Compensation Committee believes its executive compensation program effectively serves the interests of shareholders by allowing the Company to attract and retain talented executive personnel who have incentives to perform at the highest levels. Due to the level of compensation received by the executive officers of the Company, the Committee has not yet deemed it necessary to adopt a policy regarding the one million dollar limit on deductibility of certain executive compensation under Section 162 (m) of the Internal Revenue Code.

     CEO COMPENSATION. Mr. Thomas E. Larkin has served as the Company's Chief Executive Officer since November 2000. Prior to November 2000 he served as the Company's President. In 1999, he was Executive Vice President of sales. In fiscal 2000, Mr. Schopp received a base salary of $180,000 in recognition of his duties. For fiscal 2001, Mr. Larkin's base salary is $205,000. The Compensation Committee will continue to review all aspects of Mr. Larkin's compensation annually to establish goals for the ensuing fiscal year against which his performance and adjustments to compensation will be evaluated. For fiscal 2001, Mr. Larkin has been given the opportunity to receive a bonus based upon performance targets.

     In summary, the Committee believes that its policy of linking executive compensation to personal and Company performance was met. The Committee believes that the Company's compensation levels adequately reflect its philosophy. In addition, the Committee believes that the Company's executive compensation programs and policies are supportive of its overall objective to enhance stockholder value through the profitable management of its operations.

                                            Compensation Committee

                                            James L. Mann (Chairman)
                                            W. P. Buckthal
                                            Robert A. Geist

                         REPORT BY THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter adopted and approved by the Board of Directors in June 2000. Each of the members of the Audit Committee is independent as defined by Company policy and the Nasdaq Exchange listing standards. A copy of the Audit Committee Chart is attached to this Proxy Statement as Appendix A.

     The responsibilities of the Audit Committee include recommending to the Board and accounting firm to serve as the Company's independent accountants. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with the Company management, the Company internal audit personnel and the independent accountants regarding the following:

     - The plan for, and the independent accountants' report on, each audit of the Company's financial statements

     - The Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of the Company's internal accounting controls, and accounting , financial and auditing personnel

     - Changes in the Company's accounting practices, principles, controls or methodologies, or in the Company's financial statements, and recent developments in accounting rules

     - The establishment and maintenance of an environment at the Company that promotes ethical behavior

     This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for Fiscal 2000. First, the Audit Committee discussed with KPMG, the Company's independent auditors for Fiscal 2000, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG's independence with KPMG and received a letter from KPMG regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of KPMG's independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Company management and KPMG, the Company's audited consolidated balance sheet at December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. Based on the discussions with KPMG concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company's Annual Report on Form 10-K include these financial statements.

                                            AUDIT COMMITTEE

                                            Martin T. Hart (Chairman)
                                            Daniel J. Taylor
                                            John H. Burbank III

STOCK PRICE PERFORMANCE GRAPH

     The following graph presents the cumulative total yearly stockholder return for the Common Stock since December 31, 1995, the date of the Company's initial public offering, compared with the Nasdaq Market Index and the Nasdaq Telecommunications Stock Index. The graph assumes that $100 was invested on December 31, 1995, and that all dividends were reinvested.

                COMPARISON OF 65 MONTH CUMULATIVE TOTAL RETURN*
           AMONG T-NETIX, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                 (PERF. GRAPH)

* $100 invested on 7/31/95 in stock or index -- including reinvestment of dividends.
  Fiscal year ending December 31.

                                   JUL-95   JUL-96   JUL-97   JUL-98   DEC-98   DEC-99   DEC-00
                                   ------   ------   ------   ------   ------   ------   ------
T-NETIX, INC.....................  100.00    70.00    64.00    64.00    40.00    34.75    16.50
NASDAQ STOCK MARKET (U.S.).......  100.00   108.96   160.76   189.19   224.45   417.12   250.75
NASDAQ TELECOMMUNICATIONS........  100.00    99.60   132.67   219.80   259.83   463.58   197.44

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Any transactions between the Company and its officers, directors, employees and affiliates that are outside the scope of the Company's employment relationship with such persons will be subject to approval of a majority of the disinterested members of the Board of Directors based upon a determination that the terms are at least as favorable to the Company as those that could be obtained from unrelated parties. The Company believes that the following transaction was in its best interests:

     In April 2000 the Company issued subordinated debt in the amount of $3.75 million to the Company's Chairman Daniel Carney. The note bears interest at prime rate plus one percent per annum and is payable (10% at December 31, 2000) which is payable every six months beginning October 2000. Mr. Carney also received warrants, which are immediately exercisable, to purchase 25,000 shares of common stock at an exercise price of $6.05 per share for a period of five years. The estimated fair value of the stock purchase warrants, calculated using the Black-Scholes model, has been recorded as deferred financing fees and is being amortized over the term of the debt. The maturity date of the note was extended in April 2001 to April 30, 2002.

COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to the year ended December 31, 2000, to the best of the Company's knowledge the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, three directors will be elected each to hold office until the Company's 2004 Annual Meeting of Stockholders or until his respective successor has been elected and qualified. All of the nominees are currently directors of the Company. The Board has no reason to anticipate that any nominee will decline or be unable to serve as a director. In the event any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee or the Board may reduce the number of directors to be elected.

     The shares of Common Stock represented by the enclosed proxy will be voted for the election to the Board of the three nominees named below, unless a vote is withheld from one or more individual nominees. If any nominee becomes unavailable for any reason, or if a vacancy should occur before election, shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy. The simple majority vote of shares voting is required for election of directors.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DANIEL J. TAYLOR, RICHARD E. CREE, AND THOMAS E. LARKIN.

                PROPOSAL 2 -- APPROVAL OF 2001 STOCK OPTION PLAN

     You are being asked to approve the 2001 Stock Option Plan (the "2001 Plan"). The 2001 Plan was approved by the Company's Board of Directors on May 18, 2001, and will become effective as of such date if shareholders approve the 2001 Plan at the annual meeting. No awards will be granted under the Plan after the tenth (10th) anniversary of its effective date. If the 2001 Plan is approved by shareholders, no additional options will be granted under the Company's 1991 Non-Qualified Stock Option Plan, 1991 Incentive Stock Option Plan or 1993 Incentive Stock Option Plan (collectively, the "Old Plans").

     The purpose of the 2001 Plan is to promote the interests of the Company and its stockholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, and
(iii) linking their compensation to the long-term interests of the Company and its shareholders.

     The following is a brief summary of the principal features of the 2001 Plan, which is qualified in its entirety by reference to the 2001 Plan itself, a copy of which is attached hereto as Annex 1 and incorporated herein by reference.

     Shares Available for Options under the 2001 Plan. Under the 2001 Plan, options may be granted for shares of Common Stock. Subject to adjustment as provided by the terms of the 2001 Plan, the maximum number of shares of Common Stock with respect to which options may be granted under the 2001 Plan is 2,000,000. Additionally, the maximum number of shares with respect to which awards may be granted under the 2001 Plan will be increased by the number of shares with respect to which awards were granted under the Company's Old Plans, as of the effective date of the 2001 Plan, but which terminate, expire unexercised, or are settled for cash, forfeited or canceled without the delivery of shares under the terms of the Old Plans after the effective date of the 2001 Plan.

     Shares of Common Stock subject to an option under the 2001 Plan that are canceled, expire unexercised, forfeited, settled in cash or otherwise terminated without a delivery of shares of common stock to the participant, including shares of Common Stock withheld or surrendered in payment of any exercise or purchase price of an award or taxes relating to an award, remain available for awards under the 2001 Plan. Shares of Common Stock issued under the 2001 Plan may be either newly issued shares or shares which have been reacquired by the Company. In addition, the 2001 Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     With certain limitations, options made under the 2001 Plan may be adjusted to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2001 Plan in the event of any stock dividend, reorganization, recapitalization, stock split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting the Company.

     Eligibility and Administration. Current and prospective officers, employees and directors of, and consultants to, the Company or its subsidiaries or affiliates are eligible to be granted awards under the Plan. As of May 18, 2001, approximately 450 individuals were eligible to participate in the 2001 Plan. The 2001 Plan will be administered by a Committee of the Board, to be composed of not less than two non-employee directors, each of whom will be a "Non-Employee Director" for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder and an "outside director" within the meaning of Section 162(m) and the regulations promulgated under the Internal Revenue Code. Awards to non-employee directors serving on the Committee will be determined and administered by the full Board of Directors. The Company anticipates that the Compensation Committee of the Board will perform this function. Subject to the terms of the 2001 Plan, the Committee is authorized to select participants, determine the type and number of options to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any option, interpret and specify the rules and regulations relating to the 2001 Plan, and make all other determinations which may be necessary or desirable for the administration of the 2001 Plan.

     Stock Options. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The Committee may specify the terms of such grants subject to the terms of the 2001 Plan. The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a share of Common Stock on the date of the grant. The maximum term of each option, the times at which each option will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than 10% of the Company's voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

     Termination of Employment. All options not exercised prior to 90 days after an optionee ceases to serve as a director, officer, employee or consultant of the Company shall be forfeited.

     Change in Control. The Committee in its sole discretion may establish the terms of any acceleration of vesting of options upon a Change in Control (as defined in the 2001 Plan) at the time the options are granted or thereafter.

     Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2001 Plan or any portion of the 2001 Plan at any time, except that stockholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement with which the Board deems it desirable or necessary to comply. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any option, either prospectively or retroactively. The Committee does not have the power, however, to amend the terms of previously granted options to reduce the exercise price per share subject to such option or to cancel such options and grant substitute options with a lower exercise price per share than the canceled options. The Committee also may not adversely affect the rights of any option holder without the option holder's consent.

     Other Terms of Options. The Company may take action, including the withholding of amounts from any award made under the 2001 Plan, to satisfy withholding and other tax obligations. The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Options granted under the 2001 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or as permitted by the Committee in its discretion.

     Certain Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to awards under the 2001 Plan.

     Tax consequences to the Company and to participants receiving options will vary with the type of option. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option or a nonqualified option. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of Common Stock acquired on the date of exercise.

     If a participant sells shares of Common Stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of Common Stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of Common Stock), and (ii) the exercise price. Otherwise, a participant's disposition of shares of Common Stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of Common Stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of Common Stock for the incentive stock option holding periods prior to disposition of the shares.

     Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as "performance-based compensation" is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of Common Stock at the date of grant and (b) to employees the Committee expects to be named executive officers at the time a deduction arises in connection with such awards, qualify as "performance-based compensation" so that these awards will not be subject to the Section 162(m) deduction limitations.

     The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2001 Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2001 Plan are urged to consult a tax advisor as to the tax consequences of participation.

     The 2001 Plan is not intended to be a "qualified plan" under Section 401(a) of the Internal Revenue Code.

     Approval of the 2001 Stock Option Plan requires the affirmative vote of a majority of the outstanding shares of the Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE 2001 STOCK OPTION PLAN.

             PROPOSAL 3 -- APPROVAL OF REINCORPORATION IN DELAWARE

     The Board has recommended and at the Annual Meeting the shareholders will be asked to authorize the change of the Company's state of incorporation from Colorado to Delaware. The transaction will not result in any change in the business, management, assets, liabilities or net worth of the Company. Reincorporation in Delaware will allow the Company to take advantage of certain provisions of the corporate laws of Delaware. The purposes and effects of the proposed change are summarized below.

     In order to effect the Company's reincorporation in Delaware, the Company will be merged into a newly formed, wholly-owned subsidiary incorporated in Delaware. Prior to the merger, the Delaware subsidiary will not have engaged in any activities except in connection with the proposed transaction. The mailing address of the Delaware subsidiary's principal executive offices and its telephone number are the same as those of the Company. As part of its approval and recommendations of the Company's reincorporation in Delaware, the Board has approved, and recommends to the shareholders for their adoption and approval, an Agreement and Plan of Merger (the "Reincorporation Agreement") pursuant to which the Company will be merged with and into the Delaware subsidiary. The full texts of the Reincorporation Agreement and the Certificate of Incorporation and Bylaws of the successor Delaware corporation under which the Company's business would be conducted after the merger are set forth as Annex 2, Annex 3, and Annex 4 respectively, hereto. The discussion contained in this Proxy Statement is qualified in its entirety by reference to such Annexes.

     The reincorporation of the Company in Delaware through the above-described merger (hereinafter referred to as the "Reincorporation") requires approval of the Company's shareholders by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     In the following discussion of the proposed Reincorporation, the term "T-NETIX-CO" refers to the Company as currently organized as a Colorado corporation; the term "T-NETIX-DEL" refers to the new wholly-owned Delaware subsidiary of T-NETIX, Inc. that will be the surviving corporation after the completion of the transaction; and the term "Company" includes either or both, as the context may require, without regard to the state of incorporation.

     Upon shareholder approval of the Reincorporation, and upon acceptance for filing of appropriate certificates of merger by the Secretary of State of Delaware and the Secretary of State of Colorado, T-NETIX-CO will be merged with and into T-NETIX-DEL pursuant to the Reincorporation Agreement, resulting in a change in the Company's state of incorporation. The Company will then be subject to the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws set forth in Annex 3 and Annex 4, respectively. Upon the effective time of the Reincorporation, each outstanding share of stock of T-NETIX-CO automatically will be converted into one share of the corresponding class of stock of T-NETIX-DEL. Outstanding options and warrants to purchase shares of Common Stock of T-NETIX-CO will be converted into options and warrants to purchase the same number of shares of the Common Sock of T-NETIX-DEL.

IT WILL NOT BE NECESSARY FOR SHAREHOLDERS OF THE COMPANY TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR CERTIFICATES OF T-NETIX-DEL. OUTSTANDING STOCK CERTIFICATES OF T-NETIX-CO SHOULD NOT BE DESTROYED OR SENT TO THE COMPANY.

PRINCIPAL REASONS FOR CHANGING THE COMPANY'S STATE OF INCORPORATION

     The Board believes that the Reincorporation will provide flexibility for both the management and business of the Company.

     Delaware is a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations thereby providing greater predictability with respect to corporate legal affairs. In addition, many investors and securities professionals are more familiar and comfortable with Delaware corporations than corporations governed by the laws of other jurisdictions, even where the laws are similar.

COMPARISON OF THE RIGHTS OF HOLDERS OF T-NETIX-CO COMMON STOCK AND T-NETIX-DEL COMMON STOCK

     T-NETIX-CO is a Colorado corporation and the Colorado Business Corporation Act and the Amended and Restated Articles of Incorporation and Bylaws of T-NETIX-CO govern the rights of its shareholders. T-NETIX-DEL is a Delaware corporation and the rights of it shareholders are governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of T-NETIX-DEL.

SIGNIFICANT DIFFERENCES BETWEEN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS OF T-NETIX-CO AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF T-NETIX-DEL

     The provisions of the Certificate of Incorporation and new Bylaws will be substantially similar to the Company's current Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, except that the Certificate of Incorporation and new Bylaws will be governed by Delaware law.

     In addition, set forth below are certain significant differences, which could materially impact the rights of shareholders of T-NETIX-CO as compared to the rights of stockholders in T-NETIX-DEL.

SPECIAL MEETINGS

                                   T-NETIX-CO

     The Bylaws of T-NETIX-CO provides that special meetings of the shareholders may be called by the Chairman of the Board, the President, any Vice-President, the Board of directors, or the holders of not less than ten percent (10%) of all the shares entitled to vote at such meeting.

                                  T-NETIX-DEL

     The Certificate of Incorporation of T-NETIX-DEL provides that special meetings of the stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the classified directors then serving, by the Chairman of the Board, or by any holder or holders of at least twenty-five percent (25%) of the outstanding shares of capital stock of the Company then entitled to vote on any matter for which the special meeting is being called.

AMENDMENT OF THE BYLAWS

                                   T-NETIX-CO

     The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of T-NETIX-CO provided that the Bylaws may be amended, supplemented or repealed upon the affirmative vote at least a majority of the board of directors.

                                  T-NETIX-DEL

     The Bylaws of T-NETIX-DEL provide that the Bylaws may be adopted, amended, altered or repealed upon the affirmative vote of at least two-thirds ( 2/3) of the classified directors then serving; provided, however, that the stockholders may adopt, alter, amend or repeal bylaws made by the board of directors or make new bylaws solely upon the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares of capital stock then entitled to vote.

AUTHORIZED CAPITALIZATION

                                   T-NETIX-CO

     T-NETIX-CO currently has an authorized capitalization of 70,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share of which 3,750 shares of preferred stock are designated as Series A Convertible Preferred Stock. T-NETIX-CO currently has 14,999,051 shares of its, common stock issued and outstanding on April 12, 2001. There are currently no shares of preferred stock, including Series A Convertible Preferred Stock, issued and outstanding.

                                  T-NETIX-DEL

     T-NETIX-DEL has an authorized capitalization of 70,000,000 shares of common stock $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. T-NETIX-DEL has not authorized any series or classes of preferred stock. If the proposed reincorporation is approved by the shareholders, T-NETIX-DEL will issue shares of its common stock to the current stockholders of T-NETIX-CO on a one-for-one basis. T-NETIX-DEL does not presently have any arrangements, agreements or undertakings with respect to the issuance of the remaining authorized shares of common stock other than pursuant to the reincorporation mentioned herein.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF COLORADO AND DELAWARE

     The corporation laws of Colorado and Delaware differ in many respects. Although all the differences are not described in this Proxy Statement, certain provisions, which could materially impact the rights of shareholders of T-NETIX-CO as compared to the rights of stockholders in T-NETIX-DEL, are discussed below.

REMOVAL OF DIRECTORS

     Directors may generally be removed with or without cause under the laws of both Colorado and Delaware, with the approval of a majority of the outstanding shares entitled to vote in an election of directors. However, no director may be removed if the number of votes cast against such removal would be sufficient to elect the director.

                                    COLORADO

     A director of a corporation that does not have a staggered board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Colorado corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of T-NETIX-CO do provide for the establishment of a classified board of directors but do not provide for cumulative voting.

                                    DELAWARE

     A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Certificate of Incorporation and Bylaws of T-NETIX-DEL do provide for a classified board of directors but do not provide for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

     A classified or staggered (the term used in the CBCA) board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process.

                                    COLORADO

     The T-NETIX-CO Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do provide for the establishment of a staggered board. Colorado law permits, but does not require, a staggered board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. T-NETIX-CO currently has a staggered board of directors.

                                    DELAWARE

     Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The T-NETIX-DEL Certificate of Incorporation and Bylaws provide for the establishment of a classified board and T-NETIX-DEL intends to establish a classified board. The names of the board members and their respective classes are listed in the Certificate of Incorporation set forth in Annex 3.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS, OFFICERS AND OTHER AGENTS

     Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt provisions in its articles or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty in certain cases. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability of directors, officers and other agents.

                                    COLORADO

     The Amended and Restated Articles of Incorporation of T-NETIX-CO eliminate the liability of directors to the corporation to the fullest extent permissible under Colorado law. Colorado law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violations of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

     Colorado law generally permits indemnification of director liability, including expenses actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the shareholders that the person seeking indemnification acted in good faith and in the case of conduct in an official capacity, in a manner he or she reasonably believed was in the best interests of the corporation or a benefit plan (if acting in a capacity with respect to such a plan). In other cases, the director is entitled to indemnification if his or her conduct was at least not opposed to the corporation's best interests. In a criminal proceeding, the director is entitled to indemnification if he or she had no reasonable cause to believe the conduct was unlawful.

                                    DELAWARE

     The Certificate of Incorporation of T-NETIX-DEL also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of or otherwise relieve its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

                                    COLORADO

     Without court approval, however, no indemnification is available in any action by or on behalf of the corporation (i.e., a derivative action) in which such person is adjudged liable to the corporation or in any other proceeding where the director is adjudged liable on the basis that he or she received an improper personal benefit. Colorado law requires indemnification of director expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

     A director may also apply for and obtain indemnification as ordered by a court under circumstances where the court deems the director is entitled to mandatory indemnification under Colorado law or when, under all the facts and circumstances, it deems it fair and reasonable to award indemnification even though the director has not strictly met the statutory standards. An officer is also entitled to apply for and receive court awarded indemnification to the same extent as a director.

     A corporation cannot indemnify its directors by any means (other than under a third party insurance contract) if to do so would be inconsistent with the limitations on indemnification set forth in the CBCA.

     A Colorado corporation may indemnify officers, employees, fiduciaries and agents to the same extent as directors, and may indemnify those persons to a greater extent than is available to directors if to do so does not violate public policy and is provided for in a bylaw, a general or specific action of the board of directors or shareholders or in a contract.

                                    DELAWARE

     Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. In contrast to Colorado law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances. A court may impose limitations on indemnification, however, based on principles of public policy.

     Delaware law provides that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Both Colorado and Delaware law require indemnification when a director or officer has successfully defended an action on the merits or otherwise.

     Expenses incurred by an officer or director in defending an action may be paid in advance under Colorado and Delaware law if the director or officer undertakes to repay the advances if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

INSPECTION OF SHAREHOLDER LIST

     Both Delaware and Colorado law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder.

CONSIDERATION FOR ISSUANCE OF SHARES

                                    COLORADO

     Under Colorado law, shares may be issued for consideration consisting of tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed and other securities of the corporation. The Amended and Restated Bylaws of T-NETIX-CO, however, state that neither promissory notes nor future services shall constitute payment or partial payment for shares.

     In addition, under Colorado law, shares may not be issued for consideration consisting of a promissory note of the subscriber or an affiliate of the subscriber unless the note is negotiable and is secured by collateral, other than the shares, having a fair market value at least equal to the principal amount of the note. The note must reflect a promise to pay independent of the collateral and cannot be a "nonrecourse" note.

     Under Colorado law, shares with a par value may be issued for consideration less than such par value. However, the Amended and Restated Bylaws of T-NETIX-CO provide that shares may not be issued for less than par value.

                                    DELAWARE

     Shares may be issued for consideration consisting of tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed and other securities of the corporation.

     In the absence of "actual fraud," in the transaction, the judgment of the board as to the value of the consideration shall be conclusive.

     No provisions restrict the ability of the board to authorize the issuance of stock for a promissory note of any type, including an unsecured or nonrecourse note or a note secured only by the shares.

     Shares with par value cannot be issued for consideration with a value that is less than the par value. Shares without par value can be issued for any consideration determined to be valid by the board.

DIVIDENDS AND REPURCHASES OF SHARES

                                    COLORADO

     Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. Colorado law permits a corporation to declare and pay cash or in-kind property dividends or to repurchase shares unless, after giving effect to the transaction: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

                                    DELAWARE

     The concepts of par value, capital and surplus are retained under Delaware law. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation to date, T-NETIXCO has not paid any cash dividends.

SHAREHOLDER VOTING ON MERGERS AND CERTAIN OTHER TRANSACTIONS

     Both Delaware and Colorado law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers.

                                    COLORADO

     Colorado law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the stock of the surviving corporations outstanding immediately before the effective date of the merger is an identical outstanding share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized, unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

     Unless one of these exceptions are available, Colorado law requires that a majority of the shareholders of both acquiring and target corporations approve statutory mergers.

     The Amended and Restated Articles of Incorporation of T-NETIX-CO provided that in any and every action where the vote or concurrence of greater than a majority of shareholders is required, to the fullest extent permitted by Colorado law, as the same now exists or may hereafter be amended, such requirement shall be reduced to the vote or concurrence of a majority of the shareholders.

                                    DELAWARE

     Delaware law contains a similar exception to its voting requirements for reorganizations where shareholders of the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 80 percent of the voting power of the surviving or acquiring corporation or its parent entity.

     Both Delaware law and Colorado law also require that a sale of all or substantially all of the assets of a corporation otherwise than in the ordinary course of business be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

     Both Colorado and Delaware law generally do not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares or where the designation of the class of securities includes such a right.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS UNDER DELAWARE LAW

     In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

     Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of fifteen percent (15%) or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation of a direct or indirect majority-owned subsidiary equal in aggregate market value of ten percent (10%) or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock; the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

          (i) Prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder;

          (ii) Upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least eighty-five percent of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

          (iii) On or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent of the outstanding voting stock not owned by the interested stockholder.

     Section 203 only applies to certain publicly held corporations that have a class of voting stock that is

          (i) Listed on a national securities exchange,

          (ii) Quoted on an interdealer quotation system of a registered national securities association or

          (iii) Held of record by more than 2,000 stockholders.

     Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, T-NETIX-DEL expressly elects to be governed by
Section 203 in its Certificate of Incorporation.

     Section 203 will encourage any potential acquirer to negotiate with the Company's Board of Directors. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for T-NETIX-DEL in which all stockholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to T-NETIX-DEL will confer upon the Board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for T-NETIX-DEL's shares over the then-current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions.

INTERESTED DIRECTOR TRANSACTIONS

     Under both Delaware and Colorado law, contracts or transactions in which one or more of a corporation's directors has an interest are generally not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Delaware and Colorado law. To authorize or ratify the transaction, under Colorado law (a) either the shareholders or the disinterested members of the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts, or (b) the contract or transaction must have been fair as to the corporation. The same requirements apply under Delaware law, except that the fairness requirement is tested as of the time the transaction is authorized, ratified or approved by the board, the shareholders or a committee of the board. If board approval is sought, the contract or transaction must be approved by a majority vote of the disinterested directors (though less than a majority of a quorum), except that interested directors may be counted for purposes of establishing a quorum.

LOANS TO DIRECTORS AND OFFICERS

                                    COLORADO

     The board of directors cannot make a loan to a director or officer (or any entity in which such person has an interest), or guaranty any obligation of such person or entity, until at least ten days after notice has been given to the shareholders who would be entitled to vote on the transaction if it were being submitted for shareholder approval.

                                    DELAWARE

     The board of directors may make loans to, or guaranties for, directors and officers on such terms as they deem appropriate whenever, in the board's judgment, the loan can be expected to reasonably benefit the corporation.

SHAREHOLDER DERIVATIVE SUITS

     Under both Delaware and Colorado law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law.

                                    COLORADO

     Provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

                                    DELAWARE

     Delaware does not have a similar bonding requirement.

APPRAISAL/DISSENTERS' RIGHTS

     Under both Delaware and Colorado law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal/dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under both Delaware and Colorado law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.

                                    COLORADO

     Dissenters' rights are not available to shareholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger or share exchange under certain provisions of Colorado law.

                                    DELAWARE

     Appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

                                    COLORADO

     Dissenters rights are not available to shareholders of a Colorado corporation with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Colorado law.

DISSOLUTION

                                    COLORADO

     If the board of directors initially approves the dissolution, it may be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Colorado law allows a Colorado corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Under Colorado law, shareholders may only initiate dissolution by way of a judicial proceeding.

                                    DELAWARE

     Unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the board of directors initially approves the dissolution may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. T-NETIX-DEL's Certificate of Incorporation contains no such supermajority requirement, however, and a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of T-NETIX-DEL that had previously been approved by its Board of Directors.

VOTE REQUIRED

     The approval of a majority of the outstanding shares of the Company's Common Stock is required to reincorporate in Delaware. Proxies solicited by the Board will be voted in favor of the adoption of Proposal 3 to reincorporate the Company in Delaware unless otherwise indicated thereon.

     THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S REINCORPORATION IN DELAWARE.

        PROPOSAL 4 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     KPMG LLP has served as the Company's auditors for the year ended December 31, 2000. Management recommends that KPMG LLP be ratified as the principal accounting firm to be utilized by the Company throughout the year ending December 31, 2001.

     The Company anticipates that representatives of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, the representatives of KPMG LLP will be afforded an opportunity to make a statement if they so desire.

     Ratification of the selection of KPMG LLP as the Company's independent auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

AUDIT FEES

     The aggregate fees billed for professional services rendered by KPMG LLP for its audit of the Company's annual financial statements for the year ending December 31, 2000, and its reviews of the financial statements included in the Company's Forms 10-Q for that year, and all other audit related fees were $153,000. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations, internal audit and SEC registration statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP billed no fees to the Company for financial information systems design and implementation during the year ending December 31, 2000.

ALL OTHER FEES

     KPMG LLP billed no fees to the Company for other fees during the year ending December 31, 2000.

AUDITOR INDEPENDENCE

     The Audit Committee has considered the effect that provision of the services described under "All Other Fees" may have on the independence of KPMG LLP. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of KPMG LLP as the Company's principal auditor.

     Ratification of the selection of KPMG LLP as the Company's independent auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S AUDITORS FOR 2001.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 11, 2001, in order to be included in the proxy statement and form of proxy relating to the annual meeting.

                                  OTHER ITEMS

     The Board does not intend to present further items of business to the meeting and knows of no such items that will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                            By Order of the Board of Directors,

                                            /s/ JOHN GIERSCHER
                                            ------------------------------------
                                            John Gierscher
                                            Assistant Corporate Secretary

Englewood, Colorado
June 1, 2001

REVOCABLE PROXY                   T-NETIX, INC.                  REVOCABLE PROXY

                     SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 28, 2001

         The undersigned holder of common stock of T-NETIX, Inc., a Colorado corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders dated June 1, 2001, and, revoking any proxy heretofore given, hereby appoints Daniel M. Carney and Thomas E. Larkin, and each of them, with full power to each of substitution as attorneys and proxies to appear and vote all shares of common stock of the Company registered in the name(s) of the undersigned and held by the undersigned of record as of May 28, 2001, at the Annual Meeting of Stockholders of the Company to be held at The Omni Mandalay Hotel, 221 East Las Colinas Blvd., Irving, Texas, on June 28, 2001, at 10:00 a.m., and at any postponements and adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and to vote according to their discretion on all other matters which may be properly presented for action at the meeting. All properly executed proxies will be voted as indicated.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING ITEMS:

1. To elect as directors the nominees listed below.
    [ ] FOR ALL nominees listed below         [ ] WITHHOLD AUTHORITY to vote
        (except as marked to the contrary).       for all nominees listed below.

Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

         Daniel J. Taylor            Richard E. Cree            Thomas E. Larkin

2. To approve the adoption of the 2001 Stock Option Plan
         [ ] For                     [ ] Against                [ ] Abstain


3. To approve the reincorporation of the Company as a Delaware corporation.
         [ ] For                     [ ] Against                [ ] Abstain

                            (Please See Reverse Side)

4. To ratify the selection of KPMG LLP, independent auditors, as auditors of the Company for the year ending December 31, 2001
         [ ] For                     [ ] Against                [ ] Abstain

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 3.

                   WITNESS my hand this_____day of________________________, 2001

                   -------------------------------------------------------------

                   -------------------------------------------------------------

                   -------------------------------------------------------------
                                   Signature of Stockholder(s)

                   (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please affix corporate seal. If a partnership, please sign in partnership name by authorized persons. If joint tenants, each joint tenant should sign.)

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

               I/WE DO____DO NOT____EXPECT TO ATTEND THIS MEETING.